Exhibit 10.20

METALICO, INC.
RESTRICTED STOCK
AWARD AGREEMENT
     This Restricted Stock Award Agreement (this “Agreement”) is made as of                     , 20___(the “Date of Grant”) between Metalico, Inc. (the “Company”), and                      (the “Grantee”). This Agreement is made pursuant to the Company’s 2006 Long-Term Incentive Plan (the “Plan”), the terms and provisions of which are incorporated herein by reference.
     1. Restricted Stock Award: The Company hereby grants to Grantee and Grantee hereby accepts, on the terms and conditions hereinafter set forth, the following shares of the Company’s Stock (as defined in Section 2 of the Plan) (the “Restricted Stock”):                      (                    ) shares
     2. Vesting: Subject to the terms and restrictions set forth in Section 6 of the Plan and Section 5 of this Agreement, the Restricted Stock shall become vested and exercisable over a three-year period, with 1/12 of the Restricted Stock Shares vesting on and as of the last day of each calendar quarter beginning                     , 20         so as to be 100% vested on                     , 20___ (the “Lapse of Restriction Date”).
     3. Certificates; Book Entry: Subject to Section 8, certificates evidencing the Restricted Stock shall be issued by the Company and shall be registered in Grantee’s name on the stock transfer books of the Company as soon as practicable after the date hereof, but shall remain in the physical custody of the Company or its designee at all times prior to, in the case of any particular share of Restricted Stock, the date on which such share vests. As a condition to the receipt of this Restricted Stock Award, Grantee shall deliver to the Company a stock power, duly endorsed (with a Medallion signature guaranty) in blank, relating to the Restricted Stock and shall replace such power from time to time as necessary in connection with any transfer of Vested Shares (as hereinafter defined). Any certificates evidencing shares of Restricted Stock may contain such legends as the Company may deem necessary or advisable to reflect and give effect to the restrictions imposed thereon under this Agreement or the Plan. Notwithstanding anything in this Section 3 to the contrary, the Company may register Restricted Stock in book-entry form, provided that Grantee shall be entitled to receive a certificate or certificates from time to time evidencing Vested Shares if required to effect a trade of such shares.
     4. Employment with the Company: Except as may otherwise be provided in Section 5 of this Agreement, the Restricted Stock granted hereunder is granted on the condition that Grantee remains an employee of the Company or a subsidiary of the Company during the period from the Date of Grant through (and including) the Lapse of Restriction Date (referred to herein as the “Restriction Period “). Upon vesting, shares of Restricted Stock will be referred to as “Vested Shares.”
     5. Acceleration of Vesting:
     (a) Termination of Employment Due to Death or Disability. If Grantee’s employment termination occurs due to Grantee’s death or Disability (as defined in Section 2 of the Plan), all shares of Restricted Stock held by Grantee on the date of such employment termination shall immediately become vested and released from restriction as of such date.
     (b) Change in Control. In accordance with the terms and restrictions of Section 9 of the Plan, if there is a Change in Control of the Company (as defined in Section 9(c) of the Plan), the Restricted Stock then issued and outstanding to Grantee shall become fully vested as of the time of the Change in Control, subject to applicable restrictions set forth in Section 11(a) of the Plan, without regard to any termination of employment or service by Grantee other than a termination for Cause.

     6. Forfeiture:
     (a) Termination of Employment for Cause or Upon Occurrence of Forfeiture Event. In accordance with the terms and restrictions of Section 10 of the Plan, if Grantee’s employment is terminated for Cause (as defined in Section 2 of the Plan), or if any other Forfeiture Event occurs (as defined in Section 10 of the Plan), including but not limited to Grantee’s violation of the material terms of any employment or other agreement entered into with the Company, the Restricted Stock, whether or not vested, shall be immediately forfeited and canceled. Furthermore, Grantee shall be subject to the forfeiture provisions of Section 10 of the Plan and, in accordance therewith, shall be obligated to repay the Company the total amount of Award Gain (as defined in Section 10(a)(ii) of the Plan) realized by Grantee.
     (b) Termination of Employment For Other Than Cause, Death or Disability. If Grantee’s employment with the Company is terminated for other than Cause, death or Disability, any Restricted Stock or portion thereof which is not vested as of Grantee’s employment termination date shall become immediately cancelled and of no further force or effect upon the date of the termination of Grantee’s employment.
     7. Non-Transferable: Subject to the terms and restrictions of Section 11(b) of the Plan, Grantee may not transfer any unvested portion of the Restricted Stock except by will or the laws of descent and distribution. Unvested Restricted Stock shall not be otherwise transferred, assigned, pledged, hypothecated or encumbered or subject to any lien, obligation or liability of Grantee to any party (other than the Company or a subsidiary or affiliate thereof), whether by operation of law or otherwise. Any attempted transfer, assignment, pledge, hypothecation or other disposition of unvested Restricted Stock contrary to the provisions of the Plan or this Agreement, or the levy of any execution, attachment or similar process upon the Restricted Stock, shall be null and void and without effect.
     8. Shareholder Rights: During the Restriction Period, Grantee shall have all the rights of a shareholder with respect to the Restricted Stock except for the right to transfer the Restricted Stock, as set forth in Section 7 of this Agreement. Accordingly, Grantee shall have the right to vote the Restricted Stock and to receive any cash dividends paid to or made with respect to the Restricted Stock, provided, however, that dividends paid, if any, with respect to that Restricted Stock which has not vested at the time of the dividend payment shall be held in the custody of the Company and shall be subject to the same restrictions that apply to the corresponding Restricted Stock.
     9. Adjustments and Corporate Reorganizations: In the event that any large, special and non-recurring dividend or other recapitalization, forward or reverse split, stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee (as defined in the Plan) to be appropriate under the Plan, then the Committee shall, in such manner as it may deem equitable, make certain adjustments in accordance with the terms of Section 11(c) of the Plan, including but not necessarily limited to any or all of the following: (a) adjustment to the number and kind of shares of Restricted Stock, and (b) adjustment to the grant price relating to the Restricted Stock or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of outstanding Restricted Stock (subject to Section 11(k) of the Plan). The Committee’s determinations as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.
     10. Taxes:
     (a) Withholding. Grantee shall be liable for any and all taxes, including withholding taxes, arising out of this grant or the vesting of Restricted Stock hereunder. Grantee shall pay to the Company promptly upon request, and in any event at the time Grantee recognizes taxable income in respect of the Restricted Stock, an amount equal to the taxes the Company determines it is required to withhold under applicable tax laws with respect to the Restricted Stock. Such payment shall be made, at Grantee’s election, in the form of cash in an amount or Restricted Stock with a Fair Market Value (as defined in the Plan) equal to such withholding liability; provided that the Committee may, in its sole discretion, to the extent permitted by applicable law, allow such withholding obligation to be satisfied by any other method described in Section 11(d) of the Plan.

     (b) Section 83(b) Election. Grantee may elect to be immediately taxed on the Restricted Stock under Internal Revenue Code Section 83(b). Grantee shall notify the Company of such election within thirty (30) days of the Date of Grant.
     11. No Rights as Grantee: This Agreement is not an employment agreement and no provisions hereof should be interpreted as such. No provisions of this Agreement shall provide a Grantee with any guarantee of future employment or confer any right to continue as an employee of the Company. Nothing in this Agreement shall interfere in any way with the right of the Company to terminate Grantee’s employment at any time. All matters concerning the employment relationship between the Company and Grantee shall be governed by applicable law and the terms of a separate employment agreement, if any, between the parties.
     12. Requirements of Law and of Stock Exchanges: The Board of Directors of the Company (the “Board”) shall have the right to impose such restrictions on any shares acquired pursuant to this Agreement as it may deem advisable, including restrictions under applicable federal securities law, under the requirements of any stock exchange or market upon which such shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such shares. Grantee agrees to take all steps necessary to comply with all applicable provisions of federal and state securities laws in exercising his or her rights under this Agreement and in transferring Vested Shares to the extent permitted by this Agreement. This Agreement shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.
     13. Miscellaneous:
     (a) Further Assurances. The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.
     (b) Confidentiality of the Agreement. Grantee agrees to keep confidential the terms of this Agreement, unless and until such terms have been disclosed publicly other than through a breach by Grantee of this covenant, provided that this provision shall not prohibit Grantee from providing this information on a confidential and privileged basis to Grantee’s attorneys or accountants for purposes of obtaining legal or tax advice or as otherwise required by law.
     (c) Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Board. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages. No waiver by any party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a waiver of the continuation of the same breach.
     (d) Notices. Any notice hereunder by Grantee shall be given to the Company in writing and such notice shall be deemed duly given only upon receipt thereof at the Company’s principal offices located at 186 North Avenue East, Cranford, New Jersey 07016, or at such other address as the Company may designate by notice to Grantee. Any notice hereunder by the Company shall be given to Grantee in writing and such notice shall be deemed duly given only upon receipt thereof at the address set forth below Grantee’s signature to this Agreement or at such other address as Grantee may designate by notice to the Company.
     (e) Construction. The construction of this Agreement is vested in the Board or the Committee, as applicable, and their respective construction shall be final and conclusive.
     (f) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
     (g) Entire Agreement. This Agreement and the Plan contain all of the understandings and agreements between the Company and Grantee concerning this Restricted Stock and supersede all earlier agreements, negotiations and understandings, whether written or oral, between the parties with respect thereto. The Company and Grantee have made no promises, agreements, conditions or understandings, either orally or in writing, that are not included in the Agreement or the Plan.
     (h) Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without reference to the conflicts of laws principles thereof.
     (i) Counterparts. This Agreement may be executed in two or more counterparts, each one of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

METALICO, INC.		GRANTEE

By:

	Carlos E. Agüero	Name:

President
Address:

Soc. Sec. No.:

Restricted Stock
                     20___